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Exhibit 10.2

Form of 2005 STIP Participant Notice

[ADELPHIA LOGO]

[Date]

[Name]

Dear [Name],

        Congratulations! We are pleased to confirm your participation in the 2005 Adelphia Communications Short-Term Incentive Plan (STIP). The 2005 STIP was approved by the Compensation Committee of the Board of Directors on January 26, 2005. The plan is a key component of your total compensation package.

        We need to maintain a sharp focus on our goals and objectives throughout 2005. In particular, we must continue to improve operational and financial performance regardless of the outcome of the dual path process. Whether it's a complete sale, partial sale or an emergence track that we ultimately pursue, our customers, constituents and employees will be better served if Adelphia proceeds from a position of strength fostered by improved performance.

        For you, the 2005 STIP means an opportunity to earn ___% of your salary, subject to proration for changes in salary, and/or time in the plan.

        A summary of the plan is attached for your review. Please take time to read and understand it. Think about what you can personally do to improve results and help all of us achieve our goals. Think about how we can better serve our customers, and how you can lead your team to improve the business and to meet our 2005 objectives.

        Congratulations again and thank you for your continued commitment and good work.

Sincerely,

Bill Schleyer Chairman and CEO	Ron Cooper President and COO

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Form of 2005 STIP Participant Notice